Exhibit 10.12

DESCRIPTION OF COMPENSATION OF DIRECTORS

First Data Corporation (Company) directors do not receive compensation. However, all of the directors of the Company are also directors of the Company’s parent company, First Data Holdings Inc. (Holdings).  The Governance, Compensation and Nominations Committee (Committee) of the Board of Directors of Holdings approved an annual cash retainer of $40,000, payable in semi-annual installments, for each non-employee director of Holdings associated with Kohlberg Kravis Roberts & Co. (KKR). The Committee also approved compensation for each director of Holdings not employed by Holdings or affiliates of KKR as follows:

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At the time of their appointment, a one-time grant of 500,000 options to purchase shares of common stock of Holdings pursuant to the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and Its Affiliates (Incentive Plan), with a strike price equal to the Fair Market Value at the time of grant to vest in equal annual installments on the first three anniversaries of the grant date.

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Annual grant of restricted stock of Holdings equivalent in value to $125,000, both at the time of their appointment and during the first quarter of each subsequent calendar year during which they continue to serve pursuant to the Incentive Plan on the following terms:

◦	20% vesting upon later of end of lockup period following an Initial Public Offering, and one year from the grant date;

◦	40% vesting upon later of end of lockup period following an Initial Public Offering, and two years from the grant date;

◦	40% vesting upon later of end of lockup period following an Initial Public Offering, and three years from the grant date;

◦	Forfeiture of unvested awards upon termination of Board service for any reason other than Death or Disability; and

◦	In the event of Death or Disability, Holdings shall exercise call rights and pay 100% of the fair market value for unvested awards.

•	Annual cash retainer of $75,000 to be paid in quarterly installments on the first day of each calendar quarter.

All cash compensation may be deferred under the First Data Holdings Inc. 2008 Non-Employee Director Deferred Compensation Plan based upon the election made prior to each calendar year by each director. All amounts deferred will accrue earnings based on the performance of Holdings common stock and be paid to the director upon termination of the director’s service, subject to acceleration of the payout under certain circumstances.